CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

329819

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

JEWETT-CAMERON TRADING COMPANY LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 8TH DAY OF JULY, 1987

B. BECKWITH
ASST. DEPUTY REGISTRAR OF COMPANIES